EXHIBIT 99.1

Letterhead of Linklaters LLP

Division of Corporation Finance

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

January 13, 2011

RE:	InterXion Holding N.V.: Draft Registration Statement on Form F-1
Application for Waiver of Requirements of Item 8.A.4, Form 20F

Ladies and Gentlemen:

On behalf of our client, InterXion Holding N.V., a limited liability company (naamloze vennootschap) under the laws of The Netherlands (the “Company”) and in connection with the filing of a Registration Statement on Form F-1, Reg. No. 333-171662 (the “Registration Statement”) by the Company relating to the initial public offering of the Company’s ordinary shares, we hereby respectfully request that the Securities and Exchange Commission (the “Commission”) waive the requirement of Item 8.A.4 of Form 20-F. The requirement states that the Company must have audited financial statements of a date not older than 12 months from the date of filing of any amendment to its registration statement. In connection with this request, we, as counsel to the Company, represent to the Commission that:

1. The Company is not required by any jurisdiction outside the United States to have audited financial statements of a date not older than 12 months from the date of filing of its Registration Statement.

2. Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

3. At the time the Registration Statement is declared effective (which we expect will be on or about January 25, 2011), the Company will have audited financial statements not older than 15 months.

We further respectfully request your expedited attention to this matter as the Company plans to seek effectiveness of the Registration Statement on or about January 25, 2011.

Yours sincerely,

/s/ Jeffrey C. Cohen
Jeffrey C. Cohen